AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GENESIS CAPITAL CORPORATION OF NEVADA, GENESIS CAPITAL ACQUISITION CORP.,

LYFETEC, INC., THE SHAREHOLDERS OF GENESIS CAPITAL CORPORATION OF NEVADA,

MACADA HOLDING, INC.,

AND

THE SHAREHOLDERS OF MACADA

September __, 2009

Table of Contents

1. Definitions	3
2. The Merger	5
3. Representations And Warranties Of Lyfetec	8
4. Representations And Warranties Of Lyfetec Shareholders	13
5. Representations And Warranties Of Genesis, Genesis Sub And The Genesis Preferred Shareholders	14
6. Representations And Warranties Of Genesis Preferred Shareholders	18
7. Closing Conditions	18
8. Other Agreements	25
9. Closing	26
10. Termination	28
11. Indemnification, Remedies, Survival	28
12. General	29

THE SECURITIES TO WHICH THIS AGREEMENT AND PLAN OF MERGER RELATES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, AND WILL BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan Of Merger is made effective as of the __ of                  , 2009 by and among Genesis Capital Corporation of Nevada, a Nevada Corporation (“Genesis”), Genesis Capital Acquisition Corp., a wholly-owned subsidiary of Genesis (“Genesis Sub”), Lyfetec, Inc., a Nevada corporation (“Lyfetec”), the undersigned preferred shareholders of Genesis as listed on Schedule 1 attached hereto (“Genesis Preferred Shareholders”), Macada Holding, Inc., the sole shareholder of Lyfetec (“Macada” or “Lyfetec Shareholders”) and the undersigned shareholders of Macada as listed on Schedule 2 attached hereto (“Macada Shareholders”)

RECITALS:

A. Genesis Sub is a wholly-owned subsidiary of Genesis;

B. The board of directors of each of Genesis and Lyfetec deem it advisable and in the best interests of their respective companies and shareholders that Lyfetec be merged with and into Genesis Sub, with Lyfetec remaining as the surviving corporation under the name “Lyfetec, Inc.”;

C. The boards of directors of each of Genesis, Genesis Sub, Macada and Lyfetec have approved this Agreement and Plan of Merger (the “Agreement”) and the transactions contemplated hereby; and

D. The Macada Shareholders, the Genesis Preferred Shareholders, Macada, Lyfetec, Genesis and Genesis Sub have approved the Agreement and the transactions contemplated hereby.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree each with the other as follows:

1.	DEFINITIONS

1.1 Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a)

“Agreement” means this Agreement and Plan of Merger, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(b)	“Applicable Securities Legislation” means all applicable securities legislation in all jurisdictions relevant to the issuance of the Genesis Shares;

(c)	“Cash Consideration” means $350,000 payable in accordance with the installment schedule set forth in Section 8.3.

(d)

“Closing” means the completion of the Transaction, in accordance with Section 8 hereof, at which time the Closing Documents will be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(e)	“Closing Date” means _______, 2009, or a date mutually agreed upon by the parties hereto;

(f)	“Closing Documents” means the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(g)	“Genesis” means Genesis Capital Corporation of Nevada, a Nevada Corporation;

(h)	“Genesis Preferred Stock” has the meaning ascribed to it in Section 2.3;

(i)	“Genesis Preferred Shareholders” has the meaning ascribed to it in the preamble to this Agreement;

(j)	“Genesis Shares” means up to fully paid and non-assessable common shares of Genesis to be issued to the Lyfetec Shareholders on the Closing Date;

(k)

“Loss” means any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Genesis or Lyfetec including damages for lost profits or lost business opportunities.

(l)	“Lyfetec” means Lyfetec, Inc.;

(m)	“Lyfetec Common Stock” has the meaning ascribed to it in Section 3.3

(n)	“Lyfetec Financial Statements” has the meaning ascribed to it in Section 3.11

(o)

“Lyfetec Shares” means the                      shares of Lyfetec Common Stock held by the Lyfetec Shareholders, being all of the issued and outstanding common shares of Lyfetec beneficially held, either directly or indirectly, by the Lyfetec Shareholders;

(p)	“Lyfetec Shareholders” has the meaning ascribed to it in the preamble to this Agreement;

(q)	“Macada” means Macada Holding, Inc.;

(r)	“New Preferred Stock” means the new series of Genesis convertible preferred stock to be issued to the Genesis Preferred Shareholders in connection with this Transaction;

(s)	“SEC” means the United States Securities and Exchange Commission;

(t)

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(u)

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(v)	“Transaction” means the merger of Lyfetec into Genesis Sub and the issuance of the Genesis Shares to the Lyfetec Shareholders;

(w)	“1933 Act” means the United States Securities Act of 1933, as amended;

(x)	“1934 Act” means the United States Securities Exchange Act of 1934, as amended; and,

(y)	“SEC Reports” means the periodic and current reports filed by Genesis with the SEC pursuant to the 1934 Act.

(z)	Schedules. The following schedules are attached to and form part of this Agreement:

Schedule 1	-	Genesis Preferred Shareholders

Schedule 2	-	Lyfetec Shareholders

Schedule 3	-	Directors and Officers of Lyfetec

Schedule 3.6	-	Lyfetec Subsidiaries

Schedule 4	-	Directors and Officers of Genesis

Schedule 5	-	Genesis Liabilities

Schedule 5.5	-	Genesis Shareholders

Schedule 6	-	Lyfetec Leases, Subleases, Claims, Capital Expenditures, Taxes and Other Property Interests

Schedule 7	-	Lyfetec Material Contracts and Liabilities

Schedule 8		Lyfetec Employees and Consultants

Schedule 9	-	Lyfetec Trademarks and Patents

1.2 Currency. All dollar amounts referred to in this Agreement are in United States funds, unless expressly stated otherwise.

2.	THE MERGER

2.1 Merger. On and subject to the terms and conditions of this Agreement, Lyfetec will merge with and into Genesis Sub (the “Merger”) at the Effective Time (as defined below). Lyfetec shall be the corporation surviving the Merger (the “Surviving Corporation”).

2.2 Effect of Merger.

(a)

General. The Merger shall become effective on the date and at the time (the “Effective Time”) Lyfetec and Genesis Sub file the Certificate of Merger with the State of Nevada. The Merger shall have the effect set forth in the Nevada Corporations Code. Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Lyfetec or Genesis Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

(b)	Certificate of Incorporation. The Certificate of Incorporation of Surviving Corporation shall be the Certificate of Incorporation of Lyfetec immediately prior to the Effective Time.

(c)	Bylaws. The Bylaws of Surviving Corporation shall be the same Bylaws of Lyfetec immediately prior to the Effective Time.

(d)

Directors and Officers. The directors and officers of Lyfetec shall be and remain the directors and officers of Surviving Corporation at and as of the Effective Time, each holding the office with the Surviving Corporation that he or she held with Lyfetec immediately prior to the Effective Time.

(e)

Conversion of Securities. At and as of the Effective Time, the Lyfetec Shares shall be converted into the right to receive Genesis Shares (for each Lyfetec Shareholder a fractional share resulting from conversion of its aggregate holdings will be rounded up to the nearest whole share) which Genesis Shares will be issued to the Lyfetec Shareholders. No Lyfetec securities shall be deemed to be outstanding after the Effective Time of the Merger or to have any rights other than those described and provided for in this Section 2 at and after the Effective Time.

(f)

Conversion of Genesis Sub Securities. At and as of the Effective Time, all Genesis Sub Securities held by Genesis shall be converted into _______________ shares of common stock of the Surviving Corporation, as such are constituted immediately following the Effective Time, and shall be registered in the name of Genesis and the Surviving Corporation shall be a wholly owned subsidiary of Genesis.

(g)

Dissenting Shares. Each outstanding Lyfetec share, the holder of which has not approved the Transaction or executed this Agreement and demanded and perfected its demand for payment of the fair value of its shares in accordance with the Nevada Corporations Code (“Appraisal Rights”) and has not effectively withdrawn or lost its right to such payment (“Dissenting Shares”) shall not be converted into or represent a right to receive Genesis Shares pursuant to Section 2.2(e) hereof, and the holder thereof shall be entitled only to such rights as are granted by the Appraisal Rights. Each holder of Dissenting Shares who becomes entitled to payment for its Lyfetec Shares pursuant to Appraisal Rights shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights).

(h)

Effect of Merger. On the Effective Date, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Lyfetec and Genesis Sub; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of Lyfetec or Genesis Sub on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed, title to any real estate, or any interest therein vested in Lyfetec or Genesis Sub, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of Lyfetec and Genesis Sub shall be preserved unimpaired, and all liens upon the property of Lyfetec and Genesis Sub shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

2.3 Effect on Genesis Preferred Stock. Upon the terms and conditions of this Agreement, at such time as the Cash Consideration has been paid as set forth in Section 8.3 and without the need for any further action on the part of Genesis Sub, Genesis, Lyfetec or any of their respective stockholders, each share of Genesis Preferred Stock (hereinafter referred to as “Genesis Preferred Stock”) (other than the Series C Preferred Stock) outstanding immediately prior to the Effective Time shall be deemed cancelled and converted into the right to receive a pro rata portion of the Cash Consideration. Until properly delivered to Genesis, any certificate evidencing shares of Genesis Preferred Stock (a “Certificate”) shall be deemed for all purposes to evidence only the right to receive the consideration described in this Section 2.3.

2.4 New Series C Preferred Stock. Upon the terms and conditions of this Agreement, at the Effective Time, Genesis shall authorize and issue to the Genesis Preferred Shareholders 500,000 shares of newly created Series C Convertible Preferred Stock,                ,000 of which shall be redeemable by Genesis at anytime for $200,000 and after 12 months after issuance is convertible into                   shares of Genesis Common Stock. Genesis shall guarantee that the Series C Preferred Stock shall entitle the holder thereof to a minimum $200,000 cash either through the redemption payments described above and/or the sale of the common stock issued upon the conversion of the Series C Preferred Stock.

2.5 Procedure for Exchange of Shares. Immediately after the Effective Time, Genesis shall mail or cause to be mailed by certified mail to the former Lyfetec Shareholders at their addresses as they appear on the books and records of Lyfetec a letter of transmittal for the Lyfetec Shareholders to use in surrendering the certificates representing their Lyfetec Shares in exchange for certificates representing the Genesis Shares to which they are entitled pursuant to the conversion under Section 2.2(e) hereof. The Genesis Shares issued to the former Lyfetec Shareholders shall be, as of the Effective Time, fully paid and non-assessable. The Shareholders agree to abide by all applicable resale restrictions and hold periods imposed by Applicable Securities Legislation. All certificates representing the Genesis Shares issued on Closing when issued, will be endorsed with restrictive legends substantially in the same form as the following legend pursuant to the 1933 Act, in order to reflect the fact that these are restricted securities and will be issued to the Shareholders pursuant to applicable exemptions from the registration requirements of the 1933 Act:

“NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, AND WERE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

2.6 Restricted Shares. Lyfetec and the Lyfetec Shareholders acknowledge that the Genesis Shares issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under Applicable Securities Legislation and as a result may not be sold, transferred or otherwise disposed of, except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with all Applicable Securities Legislation. Each Shareholder agrees that he has been given an opportunity to seek and obtain independent legal advice as to the resale restrictions applicable in their jurisdiction of residence, and under U.S. or other Applicable Securities Legislation generally. Genesis has not undertaken, and will have no obligation, to register any of the Genesis Shares under the 1933 Act.

2.7 Exemptions. The Lyfetec Shareholders acknowledge that Genesis has advised such Shareholders that Genesis is relying on an exemption from the prospectus and registration requirements of the Applicable Securities Legislation, and, as a consequence, said Shareholders will not be entitled to certain protections, rights and remedies available under Applicable Securities Legislation, including statutory rights of rescission or damages, and the Shareholders will not receive information that would otherwise be required to be provided to the Shareholders pursuant to Applicable Securities Legislation.

3.	REPRESENTATIONS AND WARRANTIES OF LYFETEC

Except as set forth in the disclosure schedules to be delivered to Genesis by Lyfetec on the date hereof (which disclosure schedules will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3), Lyfetec represents and warrants to Genesis, and acknowledges that Genesis is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Genesis, as follows:

3.1 Organization and Good Standing. Lyfetec is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

3.2 Authority. Lyfetec has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Lyfetec Documents”) to be signed by Lyfetec and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of the Lyfetec Documents by Lyfetec and the consummation of the transactions contemplated hereby have been duly authorized by Lyfetec’s board of directors and the Lyfetec shareholders. No other corporate or shareholder proceedings on the part of Lyfetec is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Lyfetec Documents when executed and delivered by Lyfetec will be, duly executed and delivered by Lyfetec and this Agreement is, and the other Lyfetec Documents when executed and delivered by Lyfetec as contemplated hereby will be, valid and binding obligations of Lyfetec enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

3.3 Capitalization of Lyfetec. The entire authorized capital stock and other equity securities of Lyfetec consists of                   shares of common stock,  par value (the “Lyfetec Common Stock”). There are                     shares of Lyfetec Common Stock issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of Lyfetec Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with the general corporate laws of the State of Nevada and its articles and bylaws.  There are no agreements to which Lyfetec is a party purporting to restrict the transfer of the Lyfetec Common Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the Lyfetec Common Stock.

3.4 Shareholders of Lyfetec Common Stock. The Lyfetec Shareholders, as listed in Schedule 1 to this Agreement, are the only registered holders of the Lyfetec Shares.

3.5 Directors and Officers of Lyfetec. The duly elected or appointed directors and officers of Lyfetec are as set out in Schedule 3 to this Agreement.

3.6 Subsidiaries.

(a)

Schedule 3.6 to this Agreement sets forth: (i) the name of each corporation, partnership, joint venture or other entity in which the Lyfetec has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a “Subsidiary” and, collectively, the “Subsidiaries”); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b)

Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Lyfetec has delivered to Genesis complete and accurate copies of the charter, By-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, By-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either Lyfetec or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Lyfetec or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c)

Lyfetec does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

3.7 Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Lyfetec under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lyfetec, or any of its material property or assets;

(b)	violate any provision of the articles or bylaws of Lyfetec; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Lyfetec or any of its material property or assets.

3.8 Actions and Proceedings. There is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Lyfetec or which involves any of the business, or the properties or assets of Lyfetec that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Lyfetec taken as a whole (a “Lyfetec Material Adverse Effect”).

3.9 Compliance.

(a)

Lyfetec is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Lyfetec;

(b)	Lyfetec is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Lyfetec Material Adverse Effect; and

(c)

Lyfetec has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Lyfetec has not received any notice of any violation thereof, nor is Lyfetec aware of any valid basis therefore.

3.10 Filings, Consents and Approvals. To the best knowledge of Lyfetec , no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Lyfetec of the Transaction contemplated by this Agreement or to enable Lyfetec to continue to conduct its business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.11 Lyfetec Financial Statements. Lyfetec has provided to Genesis: (a) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of Lyfeted as of and for each of the last three fiscal years; (b) the unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity and cash flows as of and for the fiscal quarters ending after the most recent fiscal year. Such financial statements (collectively, the “Lyfetec Financial Statements”) have been prepared on an accrual basis and on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of Lyfetec and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Lyfetec and the Subsidiaries; provided, however, that the Lyfetec Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not be material).

3.12 Absence of Undisclosed Liabilities. Except as disclosed in this Agreement or in the Lyfetec Financial Statements, Lyfetec does not have any liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that could in the aggregate exceed $20,000, which have not heretofore been paid or discharged. For purposes of this Agreement, the term “liabilities” includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

3.13 Absence of Changes. Except as disclosed in this Agreement, in Schedule 6 or in the Lyfetec Financial Statements, Lyfetec has not:

(a)

failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

(c)

created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Lyfetec to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)

made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)

declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)

received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)

made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000, except such as may be involved in ordinary repair, maintenance or replacement of its assets;

(j)

other than in the ordinary course of business, increase the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled other than to increase salaries of certain employees to market rates; or

(k)	agreed, whether in writing or orally, to do any of the foregoing.

3.14 Personal Property. Lyfetec possess, and has good and marketable title of all property necessary for the continued operation of the business of Lyfetec and as presently conducted and as represented to Genesis. All such property is used in the business of Lyfetec. All such property is in reasonably good operating condition, and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Lyfetec are owned by Lyfetec free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, except as disclosed in Schedule 6 to this Agreement.

3.15 Intellectual Property. Lyfetec does not have any intellectual property other as disclosed on Schedule 9.

3.16 Real Property. Lyfetec does not own any real property but has a month to month lease on its office space. Each of the leases, subleases, claims, capital expenditures, Taxes or other real property interests (collectively, the “Leases”) to which Lyfetec is a party or is bound, as set out in Schedule 6 to this Agreement, is legal, valid, binding, enforceable and in full force and effect in all material respects. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms on the Closing Date. Lyfetec has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

3.17 Material Contracts and Transactions. Schedule 7 to this Agreement lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which Lyfetec is a party (each, a “Contract”). The continuation and validity of each Contract will in no way be affected by the consummation of the Transaction contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

3.18 Certain Transactions. Lyfetec is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.19 No Brokers. Lyfetec has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

3.20 Completeness of Disclosure. No representation or warranty by Lyfetec in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Genesis pursuant hereto contains or will contain any untrue statement of a material fact.

4.	REPRESENTATIONS AND WARRANTIES OF LYFETEC SHAREHOLDERS

Each of the Lyfetec Shareholders (the “Securityholders”), where applicable, represent and warrant to Genesis and Genesis Sub, and acknowledges that Genesis and Genesis Sub are relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Genesis or Genesis Sub, as follows:

(a)

Each Securityholder is the registered and beneficial owner of the number of Lyfetec Shares or Options listed next to his or her name in Schedule 1 to this Agreement and each Securityholder has no interest, legal or beneficial, direct or indirect, in any other shares of, or the assets or business of Lyfetec;

(b)

Each Securityholder party to this Agreement has completed and executed an Accredited Investor Certificate in the form attached as Schedule 7 to this Agreement, and agrees that the representations set out in such schedule as executed by such Securityholder are true as of the date of this Agreement and will be true and correct as of the Closing Date;

(c)	Schedule 2 to this Agreement contains a true and complete list of each Securityholder’s name and address;

(d)

Immediately prior to and at the Closing, the Securityholder shall be the legal and beneficial owner of the number of Lyfetec Shares or Options listed next to his or her name in Schedule 1 to this Agreement and on the Closing Date, the Securityholder shall transfer to Genesis the Lyfetec Shares free and clear of all liens, restrictions, covenants or adverse claims of any kind or character;

(e)

There are no written instruments, buy-sell agreements, voting agreements or other agreements by and between or among Lyfetec, the Securityholder or any other person, imposing any restrictions upon the transfer, prohibiting the transfer of or otherwise pertaining to Lyfetec Shares or the ownership thereof; and

(f)

Each of the Securityholders has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Securityholders hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by such party pursuant to the provisions hereof.

5.	REPRESENTATIONS AND WARRANTIES OF GENESIS, GENESIS SUB AND THE GENESIS PREFERRED SHAREHOLDERS

Each of Genesis, Genesis Sub and the Genesis Preferred Shareholders jointly and severally represent and warrant to Lyfetec and the Lyfetec Shareholders and acknowledges that Lyfetec and the Lyfetec Shareholders are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Lyfetec or the Lyfetec Shareholders, as follows:

5.1 Organization and Good Standing. Each of Genesis and Genesis Sub are duly incorporated, organized, validly existing and in good standing under the laws of the state of their respective incorporation, and have all requisite corporate power and authority to own, lease and to carry on their respective business as now being conducted.

5.2 Authority. Each of Genesis, Genesis Sub and the Genesis Preferred Shareholders have all requisite corporate power and authority to consummate the Transaction and to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Genesis Documents”) to be signed by each of Genesis, Genesis Sub and the Genesis Preferred Shareholders and to perform their respective obligations hereunder and to consummate the Transaction contemplated hereby. The execution and delivery of each of the Genesis Documents by each of Genesis, Genesis Sub and the Genesis Preferred Shareholders and the consummation by each of Genesis, Genesis Sub and the Genesis Preferred Shareholders of the Transaction contemplated hereby have been duly authorized by their respective boards of directors and shareholders of Genesis Sub and no other corporate or shareholder proceedings on the part of Genesis, Genesis Sub or the Genesis Preferred Shareholders is necessary to authorize such documents or to consummate the Transaction contemplated hereby. This Agreement has been, and the other Genesis Documents when executed and delivered by each of Genesis, Genesis Sub and the Genesis Preferred Shareholders as contemplated by this Agreement will be, duly executed and delivered by each of Genesis, Genesis Sub and the Genesis Preferred Shareholders and this Agreement is, and the other Genesis Documents when executed and delivered by each of Genesis, Genesis Sub and the Genesis Preferred Shareholders, as contemplated hereby will be, valid and binding obligations of Genesis, Genesis Sub and the Genesis Preferred Shareholders, respectively, enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and,

(c)	as limited by public policy.

5.3 Maximum Liabilities. Immediately prior to Closing, Genesis will not have any liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which have not been paid or discharged at that time.

5.4 Capitalization of Genesis. The entire authorized capital stock and other equity securities of Genesis consist of 500,000,000 shares of common stock with a par value of $0.001 (the “Genesis Common Stock”), and 10,000,000 shares of Preferred Stock. As of the date of this Agreement, there are 10,048 shares of Genesis Common Stock issued and outstanding, 5,000,000 shares of Series A Preferred Stock outstanding and 5,000,000 shares of Series B Preferred Stock outstanding. Genesis will have issued and outstanding no more than                     shares    of Genesis Common Stock immediately after the issuance of the Genesis Shares as contemplated by this Agreement. Neither Genesis nor any of its representatives have received any formal or informal notification from FINRA or other official party or representative that that Genesis common stock is not authorized (with or without the passage of time) for continued trading on the

OTC Bulletin Board. A complete list of all persons or entities holding Genesis as shown on the stockholder records of Genesis is set forth in Schedule 5.5.

5.5 That all of the issued and outstanding shares of Genesis Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. Other than the share issuances contemplated by this Agreement, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating Genesis to issue any additional shares of Genesis Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Genesis any shares of Genesis Common Stock as of the date of this Agreement. There are no agreements purporting to restrict the transfer of the Genesis Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Genesis Common Stock.

5.6 Directors and Officers of Genesis. The duly elected or appointed directors and the duly appointed officers of Genesis are as listed on Schedule 3 to this Agreement.

5.7 Corporate Records of Genesis. The corporate records of Genesis, as required to be maintained by it pursuant to the Nevada Corporations Code, are accurate, complete and current in all material respects, and the minute book of Genesis is, in all material respects, correct and contains all material records required by the laws of the State of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Genesis.

5.8 Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of this Transaction will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Genesis under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Genesis or any of its material property or assets;

(b)	violate any provision of the applicable incorporation or charter documents of Genesis; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Genesis or any of its material property or assets.

5.9 Validity of Genesis Shares. The Genesis Shares to be issued to the Shareholders upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable. .

5.10 Actions and Proceedings. To the best knowledge of Genesis, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of Genesis, threatened against Genesis which involves any of the business, or the properties or assets of Genesis that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Genesis taken as a whole (an “Genesis Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such an Genesis Material Adverse Effect.

5.11 Compliance.

(a)

To the best knowledge of Genesis, Genesis is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Genesis;

(b)

To the best knowledge of Genesis, Genesis is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute an Genesis Material Adverse Effect;

(c)

Genesis has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Genesis, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction; and

(d)

Genesis has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Genesis has not received any notice of any violation thereof, nor is Genesis aware of any valid basis therefore.

5.12 Filings, Consents and Approvals. Genesis will conduct or obtain any filing, registration, permit or authorization from any public or governmental body or authority or other person that is necessary for the consummation by Genesis of the Transaction contemplated by this Agreement and to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

5.13 SEC Filings. Genesis has furnished or made available to Lyfetec and its shareholders a true and complete copy of each report, schedule, registration statement and proxy statement filed by Genesis with the SEC (collectively, and as such documents have since the time of their filing been amended, the “Genesis SEC Documents”). Genesis has filed all SEC Reports required by it to be filed with the SEC and such reports filed in the 12-month period prior to the Closing Date have been filed timely or within any period of extension for filing allowed under applicable rules. As of their respective dates, the Genesis SEC Documents complied in all material respects with the applicable requirements and regulations of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Genesis SEC Documents. All filings by Genesis with the SEC have contained information which is true and correct in all material respects, and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading or which could have a material adverse effect on Genesis. Genesis is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and the regulations adopted thereunder.

5.14 Absence of Undisclosed Liabilities. Except as disclosed in this Agreement, Genesis does not have any material liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that could in the aggregate exceed $10,000, which have not heretofore been paid or discharged.

5.15 Absence of Certain Changes or Events. Since _____________, 2009, there has not been:

(a)	a Genesis Material Adverse Effect; or

(b)	any material change by Genesis in its accounting methods, principles or practices.

5.16 No Subsidiaries. Genesis does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

5.17 Personal Property. There are no material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Genesis, except as disclosed in the Genesis SEC Documents.

5.18 Employees and Consultants. Genesis does not have any employees or consultants, except as disclosed in the Genesis SEC Documents.

5.19 Material Contracts and Transactions. There are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Genesis is a party.

5.20 No Brokers. Genesis has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

5.21 Certain Transactions. Genesis is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

5.22 Completeness of Disclosure. No representation or warranty by Genesis in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Lyfetec pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

5.23 Tax Matters.

(a)

Genesis has filed all Tax Returns that is was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Genesis (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where Genesis does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

There are not Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Genesis.

(b)

Genesis has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

5.24 SEC Comments. Except as provided to Lyfetec, Genesis has received no comments from SEC with respect to its SEC Reports filed with the SEC.

6.	REPRESENTATIONS AND WARRANTIES OF GENESIS PREFERRED SHAREHOLDERS

Each of the Genesis Preferred Shareholders (the “Preferred Securityholders”), where applicable, represent and warrant to Lyfetec, and acknowledges that Lyfetec is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Lyfetec, as follows:

6.1 Each Preferred Securityholder is the registered and beneficial owner of the number of Genesis Preferred Shares listed next to his or her name in Schedule 1 to this Agreement and each Preferred Securityholder has no interest, legal or beneficial, direct or indirect, in any other shares of, or the assets or business of Genesis;

6.2 Schedule 2 to this Agreement contains a true and complete list of each Preferred Securityholder’s name and address;

6.3 Immediately prior to and at the Closing, the Preferred Securityholder shall be the legal and beneficial owner of the number of Genesis Preferred Shares listed next to his or her name in Schedule 2 to this Agreement and on the Closing Date, the Preferred Securityholder shall deliver to Lyfetec the Genesis Preferred Shares free and clear of all liens, restrictions, covenants or adverse claims of any kind or character;

6.4 There are no written instruments, buy-sell agreements, voting agreements or other agreements by and between or among Genesis, the Preferred Securityholders or any other person, imposing any restrictions upon the transfer, prohibiting the transfer of or otherwise pertaining to Genesis Preferred Shares or the ownership thereof; and

6.5 Each of the Preferred Securityholders has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Preferred Securityholders hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by such party pursuant to the provisions hereof.

7.	CLOSING CONDITIONS

7.1 Conditions Precedent to Closing by Genesis. The obligation of Genesis to consummate the Transaction is subject to the satisfaction or waiver of the conditions set forth below on or before the Closing Date or such earlier date as hereinafter specified. The Closing of the Transaction contemplated by this Agreement will be deemed to mean the satisfaction or waiver of all conditions to Closing. These conditions of closing are for the benefit of Genesis and may be waived by Genesis in its sole discretion.

(a)

Representations and Warranties. The representations and warranties of Lyfetec and the Lyfetec shareholders set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Lyfetec will have delivered to Genesis a certificate dated as of the Closing Date, to the effect that the representations and warranties made by Lyfetec in this Agreement are true and correct.

(b)

Performance. All of the covenants and obligations that Lyfetec and the Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)

Transaction Documents. This Agreement, the Lyfetec Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Genesis, will have been executed and delivered to Genesis by Lyfetec.

(d)	Secretary’s Certificate – Lyfetec. Lyfetec will have delivered to Genesis a certificate from the Secretary of Lyfetec attaching:

(i)	a copy of Lyfetec’s articles, bylaws and all other incorporation documents, as amended through the Closing Date, and,

(ii)	copies of resolutions duly adopted by the board of directors of Lyfetec approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(e)

Third Party Consents. Lyfetec will have delivered to Genesis duly executed copies of all third party consents and approvals contemplated by this Agreement, in form and substance reasonably satisfactory to Genesis.

(f)	Regulatory Approvals and Consents. Lyfetec will have obtained all necessary approvals and consents to carry out the Transaction, in form and substance reasonably satisfactory to Genesis.

(g)	No Material Adverse Change. No Lyfetec Material Adverse Effect will have occurred since the date of this Agreement.

(h)	No Action. No suit, action, or proceeding will be pending or threatened which would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement, or,

(ii)	cause the Transaction to be rescinded following consummation.

(i)	No investigation or inquiry will be pending from the Securities and Exchange Commission or FINRA.

(j)

Due Diligence. As attested by written notice of satisfactory completion to Lyfetec from Genesis, Genesis will be reasonably satisfied with their due diligence investigation of Lyfetec that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction, including:

(i)	materials, documents and information in the possession and control of Lyfetec or its Shareholders that are reasonably germane to the Transaction,
(ii)	a physical inspection of the assets of Lyfetec by Genesis or its representatives, and,

(iii)	title to the material assets of Lyfetec.

(k)	Lyfetec will have delivered substantive information about its assets and personnel satisfactory to Genesis for completion of its public disclosure of the Transaction details.

(l)

Compliance with Securities Laws. Lyfetec will have delivered evidence satisfactory to Genesis that the Lyfetec Shares issuable in the Transaction will be issuable without registration pursuant to the 1933 Act and the Applicable Securities Legislation in reliance on an exemption from the registration requirements of the 1933 Act and the Applicable Securities Legislation.

(m)	Lyfetec will have delivered the Lyfetec Financial Statements.

(n)	Lyfetec will have delivered the Cash Consideration to the Genesis Preferred Shareholders as set forth in Section 9.3(g).

(o)	Lyfetec will have delivered all requisite information to Genesis required to prepare the Form 8-K to be filed with the SEC within 4 business days after the Effective Time

7.2 Conditions Precedent to Closing by Lyfetec and the Lyfetec Shareholders. The obligation of Lyfetec and the Shareholders to consummate the Transaction is subject to the satisfaction or waiver of the conditions set forth below on or before the Closing Date or such earlier date as hereinafter specified. The Closing of the Transaction will be deemed to mean the satisfaction or waiver of all conditions to Closing. These conditions precedent are for the benefit of Lyfetec and the Shareholders and may be waived by Lyfetec and the Shareholders in their discretion.

(a)

Representations and Warranties. The representations and warranties of Genesis, Genesis Sub and the Genesis Preferred Shareholders set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Genesis, Genesis Sub and the Genesis Preferred Shareholders will have delivered to Lyfetec a certificate dated the Closing Date, to the effect that the representations and warranties made by Genesis, Genesis Sub and the Genesis Preferred Shareholders in this Agreement are true and correct.

(b)

Performance. All of the covenants and obligations that Genesis is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. Genesis and Genesis Sub must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(c)	Compliance. Upon the closing of this Agreement, Genesis will be in compliance with its reporting requirements under the 1934 Act.

(d)

Transaction Documents. This Agreement, the Genesis Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Lyfetec, will have been executed and delivered to Lyfetec by Genesis, Genesis Sub and the Genesis Preferred Securityholders.

(e)	Secretary’s Certificate - Genesis and Genesis Sub. Each of Genesis and Genesis Sub will have delivered to Lyfetec a certificate from their respective Secretary attaching:

(i)	a copy of the articles of incorporation, bylaws and all other incorporation documents, as amended through the Closing Date, and

(ii)

copies of resolutions duly adopted by the boards of directors of Genesis and Genesis Sub and copies of consents of the shareholder of Genesis Sub approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(f)

Genesis and Genesis Sub shall have delivered to Lyfetec minutes of meetings, written consents or other evidence satisfactory to Lyfetec that the board of directors of Genesis and Genesis Sub have approved this Agreement and the Plan of Merger and Genesis, as sole stockholder of Genesis Sub, has approved the Plan of Merger and Certificate of Merger. On the Closing Date, Lyfetec and Genesis Sub are taking all actions reasonably required to promptly file with the Secretary of State of the State of Nevada the Certificate of Merger.

(g)	No Material Adverse Change. No Genesis Material Adverse Effect will have occurred since the date of this Agreement.

(h)

No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement, or

(ii)	cause the Transaction to be rescinded following consummation.

(i)	No investigation or inquiry will be pending from the Securities and Exchange Commission or FINRA with respect to Genesis, Genesis Sub or the Genesis Preferred Securityholders.

(j)

Outstanding Shares. Genesis will have issued and outstanding no more than _________________ shares of Genesis Common Stock immediately after the issuance of the Genesis Shares as contemplated by this Agreement.

(k)	Regulatory Approvals and Consents. Genesis will have obtained all necessary approvals and consents to carry out the Transaction, in form and substance reasonably satisfactory to Lyfetec .

(l)	Public Market. On the Closing Date, the shares of Genesis Common Stock will be quoted on the OTC Bulletin Board.

(m)

Due Diligence. As attested by written notice of satisfactory completion to Genesis from Lyfetec, Lyfetec and its accountants will be reasonably satisfied with their due diligence investigation and review of the Genesis SEC Documents, and the contents thereof, prepared in accordance with the United States generally accepted accounting principles applied in a manner consistent with prior periods.

(n)

Genesis Debts. Genesis will have provided evidence that it has satisfied or will otherwise provide for payment of all material debt on its books and accounts payable including, but not limited to the Genesis Liabilities set forth on Schedule 5 to this Agreement.

7.3 Notification of Financial Liabilities. Lyfetec will immediately notify Genesis in accordance with Section 11.6 hereof, if Lyfetec receives any advice or notification from its independent certified public accounts that Lyfetec has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of Lyfetec, any properties, assets, liabilities, revenues, or expenses. Notwithstanding any statement to the contrary in this Agreement, this covenant will survive Closing and continue in full force and effect.

7.4 Access and Investigation. Between the date of this Agreement and the Closing Date, Lyfetec, on the one hand, and Genesis, on the other hand, will, and will cause each of their respective representatives to:

(a)	afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)

furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and,

(c)	furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party will instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

7.5 Confidentiality.

(a)

All information regarding the business of Lyfetec including, without limitation, financial information that Lyfetec provided to Genesis will be kept in strict confidence by Genesis and will not be given to any other person or party or used (except in connection with due diligence and except as required to file a news release and 8-K disclosure regarding the transaction to the public after the Closing), dealt with, exploited or commercialized by Genesis or disclosed to any third party (other than Genesis’s professional accounting and legal advisors) without the prior written consent of Lyfetec. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Lyfetec, Genesis will immediately return to Lyfetec (or as directed by Lyfetec) any information received regarding Lyfetec’s business, including copies thereof. Likewise, all information regarding the business of Genesis including, without limitation, financial information that Genesis provides to Lyfetec during its due diligence investigation of Genesis will be kept in strict confidence by Lyfetec and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Lyfetec or disclosed to any third party (other than Lyfetec’s professional accounting and legal advisors) without Genesis’s prior written consent. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Genesis, Lyfetec will immediately return to Genesis (or as directed by Genesis) any information received regarding Genesis’s business. Each party will provide an affidavit to the other that all documents were returned.

(b)

Genesis and Lyfetec acknowledge and agree, subject to disclosure obligations under Applicable Securities Legislation or other laws or regulations, that neither party will make any public pronouncements concerning the terms of this Agreement without the express written consent of the other party, such consent will not be unreasonably withheld.

(c)

Lyfetec acknowledges and agrees to neither trade nor allow any of its employees or agents to trade in the securities of Genesis while in possession of material information about Genesis that has not been publicly disclosed.

(d)	Genesis acknowledges and agrees that it has previously executed a non-disclosure agreement with Lyfetec and that it will continue to be obligated by the terms of that non-disclosure agreement.

7.6 Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenant in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

7.7 Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, but in no event later than February 28, 2010, Lyfetec and Genesis will not, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of Lyfetec or Genesis, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

7.8 Conduct of Lyfetec and Genesis Business Prior to Closing. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, from the date of this Agreement to the Closing Date, and except to the extent that Genesis otherwise consents in writing, Lyfetec will operate their respective business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that Lyfetec otherwise consents in writing, Genesis will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

7.9 Full Disclosure Requirement. Lyfetec acknowledges that Genesis is required to file with the SEC upon Closing a Current Report on Form 8-K which includes discussion of all aspects of its and Lyfetec’s business, financial affairs, risks and its management as set forth in Item 2.01(f) of Form 8-K (or its successor thereto). Lyfetec and the Lyfetec Shareholders will cooperate fully in providing Genesis with all such information and documentation, including without limitation audited financial statements, reasonably requested by Genesis.

7.10 Certain Acts Prohibited – Lyfetec. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, Lyfetec will not, without the prior written consent of Genesis:

(a)	amend its articles, bylaws or other incorporation documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Lyfetec except in the ordinary course of business;

(c)	dispose of or contract to dispose of any Lyfetec property or assets, except in the ordinary course of business consistent with past practice;

(d)

issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the Lyfetec Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(e)	declare, set aside or pay any dividends on, or make any other distributions in respect of the Lyfetec Common Stock;

(f)	split, combine or reclassify any Lyfetec Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Lyfetec Common Stock; or,

(g)

materially increase benefits or compensation expenses of Lyfetec, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

7.11 Certain Acts Prohibited - Genesis. Between the date of this Agreement and the Closing Date, Genesis will not, without the prior written consent of Lyfetec:

(a)	incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of Genesis except in the ordinary course of business consistent with past practice;

(b)	dispose of or contract to dispose of any Genesis property or assets except in the ordinary course of business consistent with past practice;

(c)

materially increase benefits or compensation expenses of Genesis, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person; or

(d)

issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of Genesis.

7.12 Public Announcements. Until the Closing Date, Genesis and Lyfetec each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement. Lyfetec acknowledges that Genesis must comply with Applicable Securities Legislation requiring full disclosure of material facts and agreements in which it is involved, and will co-operate to assist Genesis in meeting its obligations.

8.	OTHER AGREEMENTS

8.1 Registration. As soon as practicable after the Closing Date and within sixty (60) thereafter, Genesis shall file with the SEC a registration statement on Form S-1 (or any successor form thereto)(the “Registration Statement”), to register: (a) the shares of common stock issued by Genesis in connection with this Transaction, (b) the shares underlying the Series C Preferred Stock, and (c) all Genesis securities held by Richard or Christopher Astrom. Genesis shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable and to cause the Registration Statement to remain effective until the second anniversary of the Closing Date or such shorter time ending when all of the securities covered by the Registration Statement have been sold pursuant thereto (the “Effectiveness Period”). The holders of such shares shall cooperate fully in the preparation and prosecution of the Registration Statement.

8.2 Bridge Financing. As soon as practicable after the date hereof but no later than November 15, 2009, Lyfetec shall cause Genesis to receive a loan or loans in the aggregate of three hundred fifty thousand dollars ($350,000) (the “Bridge Loan”). As a condition to the Bridge Loan, Genesis must consent to the terms thereof, which consent may be granted or withheld in its sole discretion. The proceeds from the Bridge Loan shall be used to pay the Cash Consideration to the Genesis Preferred Shareholders on the installment schedule set forth in Section 9.3(g) hereof.

8.3 Line of Credit. As soon as practicable after the date hereof but no later than March 28, 2010, Lyfetec shall arrange for Genesis to receive a line of credit of no less than $30 million ($30,000,000) on terms and conditions acceptable to Genesis in its sole discretion (the “Line of Credit”). The proceeds of the Line of Credit shall be used for operations and to pay the Cash Consideration to the Genesis Preferred Shareholders on the installment schedule set forth in Section 9.3(g) hereof.

8.4 Lyfetec Debentures. Lyfetec has outstanding certain debentures in the amount of $                    , which debentures Genesis shall assume at Closing provided however that the holder(s) of said debentures agree to allow Genesis to convert the debentures to Genesis common stock pursuant to the following formula:                      . As a condition to closing, Lyfetec shall provide Genesis with a legal opinion from its counsel, in a form acceptable to Genesis, that the above conversion is legal.

8.5 Expenses After Closing. In addition to the payment of fees and expenses described in Section 12.4 hereof, Lyfetec shall be responsible for all fees and expenses incurred by Genesis in connection with the operation of the business and the registration of the securities described in 8.1 above, including without limitation all fees and expenses of agents, representatives, counsel, accountants, the SEC and other regulatory authorities, etc.

8.6 Resignation of Richard and Christopher Astrom; Cancellation of Series C Preferred Stock. At such time as the Cash Consideration has been paid as set forth in Section 9.3(g) and Richard Astrom has received: (i) the $200,000 cash referenced in Section 2.4 hereof or (ii) $200,000 worth of free-trading shares of Genesis Common Stock upon the conversion of the Series C Preferred Stock, then Richard and Christopher Astrom shall resign as officers and directors of Genesis. In the case of (i) above, the balance of the Series C Preferred Stock shall be converted into common stock upon delivery of the $200,000 cash.

8.7 Appointment of Steven Cohen to the Board of Directors. Effective within 5 days of the Closing of the Merger, Steven Cohen shall be appointed as an additional member of the Board of Directors of Genesis.

9.	CLOSING

9.1 Closing. The Closing will take place on the Closing Date at the offices of the lawyers for Genesis or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of counterparts between the respective legal counsel for Lyfetec and Genesis, provided such counterparts are satisfactory to each party’s respective legal counsel.

9.2 Closing Deliveries of Lyfetec . At Closing, Lyfetec will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Genesis:

(a)

copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Lyfetec evidencing approval of this Agreement and the Transaction and the requisite stockholder approval of the Transaction;

(b)	all certificates and other documents required by Section 7.1 of this Agreement;

(c)	a certificate of an officer of Lyfetec, dated as of Closing, certifying that:

(i)	each respective covenant and obligation of Lyfetec has been complied with, and

(ii)	each respective representation, warranty and covenant of Lyfetec is true and correct at the Closing as if made on and as of the Closing;

(d)	the legal opinion described in Section 8.4 above;

(e)	the Lyfetec Documents and any other necessary documents, including the Certificate of Merger, each duly executed by Lyfetec, as required to give effect to the Transaction.

9.3 Closing Deliveries of Genesis, Genesis Sub and Genesis Preferred Securityholders. At Closing, Genesis, Genesis Sub and the Genesis Preferred Securityholders will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Lyfetec:

(a)

copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Genesis and Genesis Sub evidencing approval of this Agreement and the Transaction and the requisite stockholder approval of the Transaction;

(b)	all certificates and other documents required by Section 6.2 of this Agreement;

(c)	a certificate of an officer of each of Genesis and Genesis Sub, dated as of Closing, certifying that:

(i)	each covenant and obligation of Genesis and Genesis Sub, respectively has been complied with, and

(ii)	each representation, warranty and covenant of Genesis and Genesis Sub, respectively, is true and correct at the Closing as if made on and as of the Closing; and

(d)	copies of resolutions of the board of directors of Genesis appointing Steven Cohen to serve on the board of directors of Genesis along with Richard and Christopher Astrom;

(e)

copy of the Securities and Exchange Commission Form 14F-1 to be filed as required with the Securities and Exchange Commission on behalf of Genesis reflecting the applicable changes in Genesis as a result of the transactions contemplated hereby;

(f)

the Genesis Documents and any other necessary documents, including the Certificate of Merger each duly executed by Genesis and Genesis Sub, as applicable, as required to give effect to the Transaction; and

(g)	The Cash Consideration to the Genesis Preferred Shareholders as follows:

(i)	$20,000 at or before Closing;

(ii)	$125,000 within 15 days of Genesis receiving funds from the Bridge Loan and/or the Line of Credit of no less than $250,000;

(iii)	$125,000 within 15 days of Genesis receiving funds from the Bridge Loan and/or the Line of Credit of no less than $250,000 in addition to the funds described in (ii), above;

(iv)	$80,000 within 15 days of Genesis receiving funds from the Bridge Loan and/or the Line of Credit of no less than an additional $160,000 in addition to the funds described in (ii) and (iii), above.

(v)

In the event that fifty percent (50%) of the amount received by Genesis from the Bridge Loan and/or the Line of Credit (as referenced in (g)(ii), (g)(iii) and (g)(iv) above) is greater than the fixed amount payable to the Genesis Preferred Shareholders above ($125,000, $125,000 and $80,000, respectively), then that greater amount shall be payable to the Genesis Preferred Shareholders.

(vi)

In addition to the amounts payable pursuant to (ii) through (v) above, the Genesis Preferred Shareholders shall receive fifty percent (50%) of all funds received by Genesis or Lyfetec in connection with the issuance of any equity and/or debt or other transaction in which Genesis receives funds.

10.	TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)	mutual agreement of Genesis and Lyfetec;

(b)

Genesis, if there has been a material breach by Lyfetec or any Shareholder of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Lyfetec or any Shareholder that is not cured, to the reasonable satisfaction of Genesis, within ten business days after notice of such breach is given by Genesis (except that no cure period will be provided for a breach by Lyfetec or any Shareholders that by its nature cannot be cured);

(c)

Lyfetec, if there has been a material breach by Genesis of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Genesis that is not cured, to the reasonable satisfaction of Lyfetec , within ten business days after notice of such breach is given by Lyfetec (except that no cure period will be provided for a breach by Genesis that by its nature cannot be cured);

(d)	Genesis or Lyfetec, if the Transaction contemplated by this Agreement has not been consummated prior to February 28, 2010 unless Genesis and Lyfetec agree to extend such date in writing; or

(e)	Genesis or Lyfetec, if any injunction or other order of a governmental entity of competent authority prevents the consummation of the Transaction contemplated by this Agreement.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1 hereto, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations; and notwithstanding anything to the contrary, the Genesis Preferred Shareholders shall be entitled to retain all cash received through the date of termination and Lyfetec shall be returned to its original owners.

11.	INDEMNIFICATION, REMEDIES, SURVIVAL

11.1 Certain Definitions. For the purposes of this Section 10, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses of an amount not less than $5,000, but excluding any indirect, consequential or punitive damages suffered by Genesis or Lyfetec including damages for lost profits or lost business opportunities.

11.2 Lyfetec Indemnity. Lyfetec will indemnify, defend, and hold harmless Genesis and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Genesis and its shareholders by reason of, resulting from, based upon or arising out of:

(a)

any misrepresentation, misstatement or breach of warranty of Lyfetec contained in or made pursuant to this Agreement, any Lyfetec Document or any certificate or other instrument delivered pursuant to this Agreement; and

(b)

the breach or partial breach by Lyfetec of any covenant or agreement of Lyfetec made in or pursuant to this Agreement, any Lyfetec Document or any certificate or other instrument delivered pursuant to this Agreement.

11.3 Lyfetec Shareholder Indemnity. The Lyfetec Shareholders, severally and not jointly, will and do hereby indemnify, defend and hold harmless Genesis and Genesis Sub and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Genesis or Genesis Sub and their respective shareholders by reason of, resulting from, based upon or arising out of any breach by the Lyfetec Shareholders of Section 2.2 of this Agreement; or any misstatement, misrepresentation or breach of the representations and warranties made by the Lyfetec Shareholder contained in or made pursuant to the certificate set out in Schedule 8, as applicable, to this Agreement, executed by each Shareholder as part of this Agreement.

11.4 Genesis, Genesis Sub and Genesis Preferred Securityholder Indemnity. Each of Genesis, Genesis Sub and the Genesis Preferred Securityholders will indemnify, defend, and hold harmless Lyfetec and the Shareholders from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Lyfetec and the Shareholders by reason of, resulting from, based upon or arising out of:

(a)

any misrepresentation, misstatement or breach of warranty of Genesis, Genesis Sub or Genesis Preferred Securityholder, respectively contained in or made pursuant to this Agreement, any Genesis Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by Genesis, Genesis Sub or Genesis Preferred Securityholder of any covenant or agreement of Genesis, Genesis Sub or Genesis Preferred Securityholder, respectively, made in or pursuant to this Agreement, any Genesis Document or any certificate or other instrument delivered pursuant to this Agreement.

12.	GENERAL

12.1 Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties, indemnifications and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. The representations, warranties and agreements will survive the Closing Date and continue in full force and effect until two (2) years after the Closing Date.

12.2 Further Assurances and Provision of Information. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement. Lyfetec and the Lyfetec Shareholders agree to provide such information as requested by Genesis in a timely manner prior to closing, and allow Genesis and its representatives free access to all books, records, and other information of Lyfetec and to their personnel and advisors.

12.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

12.4 Expenses. Lyfetec shall be responsible for its and Genesis’ respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants (the “Transaction Expenses”). Prior to the Closing, Genesis will provide to Lyfetec an itemized and complete list (the “Transaction Expenses List”) of all Transaction Expenses incurred or to be incurred by Genesis prior to or in connection with the Closing. Any of Genesis’ Transaction Expenses that were not paid by Lyfetec prior to the Closing shall be paid by Lyfetec or the Surviving Corporation to the extent that such Transaction Expenses do not exceed $250,000.

12.5 Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

12.6 Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses specified by a party to the others from time to time for notice purposes. All such notices and other communications will be deemed to have been received:

(a)	in the case of personal delivery, on the date of such delivery;

(b)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(c)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and

(d)	in the case of mailing, on the fifth business day following mailing.

12.7 Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

12.8 Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

12.9 Assignment. This Agreement may not be assigned (except by operation of law) by any party without the express, written approval of the other parties to this Agreement, such approval will not be unreasonably withheld by any of the parties to this Agreement.

12.10 Force Majeure. The obligations of the parties and the timeframes established pursuant to this Agreement will be suspended to the extent and for the period that performance hereunder is prevented by factors beyond any of the parties’ reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of god, laws, regulations, orders, proclamations or requests of any governmental or regulatory authority, inability to obtain on reasonable terms required permits, licenses or other authorizations, or any other matter similar to the above.

12.11 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein and the courts thereof will have non-exclusive jurisdiction over any disputes relating hereto.

12.12 Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

12.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

12.14 Facsimile Execution; Incomplete Agreement. This Agreement may be executed by delivery of executed signature pages by fax or other electronic transmission and such fax or electronic execution will be effective for all purposes. The parties hereby acknowledge that this Agreement may contain blanks requiring the insertion of certain information, which information may not be available at the time of execution hereof. In such event, the parties agree that they shall execute the Agreement with the intent that it is binding as written and that within a reasonable period of time thereafter, they shall complete and finalize the missing information.

12.15 Independent Legal Advice. All Shareholders confirm that they have been given an opportunity to seek and obtain independent legal advice prior to execution of this Agreement and cannot and do not rely on the representations of Lyfetec, Genesis, Genesis Sub or their respective advisors respecting the legal effects of this Agreement.

12.16 Schedules and Exhibits. The schedules and exhibits that are attached to this Agreement are incorporated herein.

12.17 Time Frames are Material. Compliance with all time frames set forth in this Agreement are deemed to be material terms herein unless otherwise agreed to by Genesis and Lyfetec.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

GENESIS CAPITAL CORPORATION OF NEVADA:

By:
Name:
Title:

LYFETEC, INC.:

By:
Name:
Title:

GENESIS CAPITAL ACQUISITION CORP.

By:
Name:
Title:

THE LYFETEC SHAREHOLDERS:

MACADA HOLDING, INC.:

By:
Name:
Title:

THE MACADA HOLDING, INC. SHAREHOLDERS:

Print Name:

Print Name:

Print Name:

Print Name:

THE GENESIS PREFERRED SECURITYHOLDER

____________________

Christopher Astrom

SCHEDULE 1

Lyfetec Shareholders

Name and Address	Signature (approving Agreement and Plan of Merger)	Number of Lyfetec Shares held before Closing	Number of Genesis Shares to be received on Closing

SCHEDULE 2

Genesis Shareholders

Name and Address	Signature (approving Agreement and Plan of Merger)	Number of Genesis Shares held before Closing	Number of Genesis Shares held after Closing
Christopher Astrom		5,000,000 shares of Series A Preferred Stock 5,000,000 shares of Series B Preferred Stock

Total

SCHEDULE 3

Directors and Officers of Lyfetec

Name and Positions held

2

SCHEDULE 3.6

Lyfetec Subsidiaries

3

SCHEDULE 4

Directors And Officers Of Genesis

Name and Positions held

Christopher Astrom – President, CEO and director

Richard S. Astrom – Secretary, Treasurer and director

2

SCHEDULE 5

Genesis Liabilities

$ _______________________

SCHEDULE 5.5

Complete list of Stockholders of Genesis

SCHEDULE 6

Lyfetec Leases, Subleases, Claims, Capital Expenditures, Taxes and Other Property Interests

Leases and Subleases:

Claims:

Capital Expenditures:

Taxes:

Property Interests:

Equipment Leases:

SCHEDULE 7

Lyfetec Contracts and Liabilities

Material Contracts:

Liabilities:

1.

SCHEDULE 8

Lyfetec Employees and Consultants

SCHEDULE 9

Lyfetec Trademarks and Patents